FIRST LOAN MODIFICATION AGREEMENT
    This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of August 2, 2023, by and among (a) SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY (SUCCESSOR BY PURCHASE TO THE FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, N.A. (AS SUCCESSOR TO SILICON VALLEY BANK)) (“Bank”) and (b) (i) INNOVID LLC, a Delaware limited liability company with its principal place of business located at 30 Irving Place 12th Floor New York, NY 10003 (“Innovid LLC”), and (ii) TV SQUARED INC, a Delaware corporation with its principal place of business located at 30 Irving Place 12th Floor New York, NY 10003 (“TV Squared”). Innovid LLC and TV Squared, are hereinafter jointly, severally, individually and collectively, “Borrower”).
1.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 4, 2022, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of August 4, 2022, between Borrower and Bank (as may be amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2.DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, (a) the Collateral, as defined in the Loan Agreement, (b) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of August 4, 2022 between Innovid LLC and Bank (the “Innovid LLC IP Security Agreement”), (c) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of August 4, 2022 between TV Squared and Bank (the “TV Squared IP Security Agreement”), and (d) the Secured Sums as defined in that certain Deed of Pledge dated as of October 25, 2012 executed and delivered by Innovid LLC to Bank (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3.DESCRIPTION OF CHANGE IN TERMS.
A.Modifications to Loan Agreement.
1Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, on or before the date that is 30 days from the date of this Loan Modification Agreement, in form and substance satisfactory to Bank: (a) an Acord 28 certificate reflecting Borrower’s property policy; (b) an Acord 25 certificate reflecting Borrower’s general liability policy; (c) an endorsement to Borrower’s general liability insurance policy naming Bank as an additional insured; (d) an endorsement to Borrower’s property insurance policy naming Bank as the sole lender’s loss payee; and (e) an endorsement to Borrower’s general liability and property insurance policies stating that the insurer will provide Bank with 30 days’ prior to such policies being cancelled or altered in any material respect. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.
2The Loan Agreement shall be amended by deleting the following, appearing as Section 5.9(a) thereof:
“    (a)    Maintain Borrower’s and any of its Subsidiaries’ primary operating accounts, depository accounts, the Cash Collateral Account and primary securities/investment accounts, and all of their non-shekel cash with Bank or Bank’s Affiliates. provided however: (X) Borrower may maintain Dollar deposit accounts with financial institutions in Israel (other than Bank or Bank’s Affiliates) provided that the aggregate amount of funds held in all such accounts together shall not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate at any time; (Y) subject the provisions of Section 7.13: (i) Innovid Media Ltd may maintain its existing NIS deposit account no. 640-557740 with Poalim in Israel, and (ii) Innovid AU Pty Ltd, may maintain an operating account with a financial institutions in Australia (other than Bank or Bank’s Affiliates) provided that the aggregate amount of funds held in such account. shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any time (iii) Innovid Argentina SRL may maintain (A) its existing Argentine peso deposit account no. 208-006911/9 with Santander Rio Bank and (B) its existing Argentine peso deposit account no. 7968-4 066-5 with Banco Galicia, and (iv) Innovid EU Limited may maintain its account with Barclays ending 382, provided that the aggregate amount of funds held in such account shall not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate at any time, and (v) TV Squared Limited may maintain its accounts with Royal Bank of Scotland and (vi) TV Squared GMBH may maintain its account with Commerzbank AG. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates. The Bank acknowledges that Innovid LLC, funds payroll and accounts payable for its subsidiaries including in Israel, Argentina, Europe and Australia. As such, the balance in any of these accounts (as specified above) may be, for up to five (5) Business Days per month, greater than the amounts stated in this 5.9(a) paragraph, subject however to any limitations set forth herein, including without limitations sub-section (j) to the “Permitted Investments” definition.”
            and inserting in lieu thereof the following:
“    (a)    Maintain (i) the Cash Collateral Account and (ii) Borrower’s and any of its Subsidiaries’ primary operating accounts, depository accounts, and excess cash with Bank or Bank’s Affiliates, which accounts for (A) Borrower and its Subsidiaries shall represent greater than 50.0% of the Dollar value of all of Borrower’s and its Subsidiaries’ accounts at all financial institutions, and (B) Borrower shall represent greater than 50.0% of the Dollar value of all of Borrower’s accounts at all financial institutions. Any Guarantor shall maintain all depository accounts, operating accounts, and excess cash with Bank and Bank’s Affiliates. Subject to the foregoing limitation, Borrower’s Foreign Subsidiaries may maintain their primary operating and deposit accounts with financial institutions, other than Bank or Bank’s Affiliates (for clarity, amounts maintained in any such accounts shall be included in the calculations set forth in the immediately preceding sentence).”
3The Loan Agreement shall be amended by deleting the following, appearing as Section 5.10 thereof:
“    5.10    Financial Covenants.
(a)    Adjusted Quick Ratio. Maintain at all times, to be tested as of the last day of each month, a ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue (“AQR”) of at least 1.30 to 1.00. Notwithstanding anything to the contrary, the Bank acknowledges and confirms that the AQR will be based on Parent’s consolidated financials.
(b)    Adjusted EBITDA. Maintain at all times when Borrower (based on Parent’s consolidated financials statements filed with the SEC) does not maintain AQR of at least 1:50 to 1:00, measured as of the end of each fiscal quarter during the following periods, Adjusted EBITDA (as defined in Parent’s SEC filings) of at least the following:

Period	Minimum Adjusted EBITDA
Calendar quarter ending on March 31, 2022	($3,500,000)
Calendar quarter ending on June 30, 2022	$750,000
Calendar quarter ending on September 30, 2022	$1,500,000
Calendar quarter ending on December 31, 2022	$3,000,000
Calendar quarter ending on March 31, 2023	($3,500,000)
Calendar quarter ending on June 30, 2023	$1,500,000
Calendar quarter ending on September 30, 2023	$3,000,000
Calendar quarter ending on December 31, 2023	$5,000,000
With respect to any period ending after December 31, 2023, the EBITDA levels applicable to such period shall be determined by Bank, in its sole discretion, until December 31, 2023 based upon, among other factors, budgets, sales projections, operating plans and other financial information of Borrower that Bank deems relevant, including, without limitation, Borrower’s financial projections. With respect thereto: Borrower’s failure to deliver to Bank, on or before December 1, 2023 Borrower’s budgets, sales projections, operating plans and other financial information of Borrower that Bank deems relevant and reasonably requested by Bank prior to such date, including, without limitation, Borrower’s quarterly and annual financial projections, together with any related business forecasts used in the preparation of such projections, with respect to Borrower’s 2024 fiscal year, shall result in an immediate Event of Default for which there shall be no grace or cure period.”
            and inserting in lieu thereof the following:
“    5.10    Financial Covenants.
(a)    Adjusted Quick Ratio. Maintain at all times, calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), to be tested as of the last day of each month, a ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue (“AQR”) of at least 1.30 to 1.00.
(b)    Adjusted EBITDA. Maintain at all times, to be tested as of the last day of each calendar quarter, Adjusted EBITDA, calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), in an amount equal to at least the amount set forth in the table below corresponding to such calendar quarter:

Period	Minimum Adjusted EBITDA
Calendar quarter ending on March 31, 2022	($3,500,000)
Calendar quarter ending on June 30, 2022	$750,000
Calendar quarter ending on September 30, 2022	$1,500,000
Calendar quarter ending on December 31, 2022	$3,000,000
Calendar quarter ending on March 31, 2023	($3,500,000)
Calendar quarter ending on June 30, 2023	($1,000,000)
Calendar quarter ending on September 30, 2023	$750,000
Calendar quarter ending on December 31, 2023	$750,000
Calendar quarter ending on March 31, 2024	($3,000,000)
Calendar quarter ending on June 30, 2024	$3,250,000
Calendar quarter ending on September 30, 2024	$750,000
Calendar quarter ending on December 31, 2024	$6,500,000
With respect to the period ending after December 31, 2024 through and including March 31, 2025, the EBITDA levels applicable to such period shall be determined by Bank, in its sole discretion, until March 31, 2025 based upon, among other factors, budgets, sales projections, operating plans and other financial information of Borrower that Bank deems relevant, including, without limitation, Borrower’s financial projections. With respect thereto, Borrower’s failure to deliver to Bank, on or before December 31, 2024 Borrower’s budgets, sales projections, operating plans and other financial information of Borrower that Bank deems relevant and reasonably requested by Bank prior to such date, including, without limitation, Borrower’s quarterly and annual financial projections, together with any related business forecasts used in the preparation of such projections, with respect to the period ending after December 31, 2024 through and including March 31, 2025, shall result in an immediate Event of Default for which there shall be no grace or cure period.

Notwithstanding the foregoing, Bank will not test the financial covenant set forth in this Section 5.10(b) for any calendar quarter with respect to which Borrower has provided evidence, satisfactory to Bank in its sole discretion, that Borrower had AQR, calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), greater than or equal to 1.50 to 1.00 at all times for such calendar quarter; provided, however if Borrower’s AQR, calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower) is at any time, less than 1.50 to 1.00 in any calendar quarter, Borrower shall have also maintained at all times, in the immediately preceding calendar quarter, as of the last day of such calendar quarter, the required minimum Adjusted EBITDA level set forth above for such calendar quarter.”
4The Loan Agreement shall be amended by inserting the following new definitions, appearing alphabetically in Section 12.2 thereof:
“    “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.”
“    “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.”
“    “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Parent and its Subsidiaries (which shall in all cases include Borrower), including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).”
“    “Net Income” means, as calculated on a consolidated basis for Parent and its Subsidiaries (which shall in all cases include Borrower), for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Parent and its Subsidiaries (which shall in all cases include Borrower) for such period taken as a single accounting period.”
“    “Parent” is defined in the definition of “Change in Control”.”
“    “Total Liabilities” is on any day, calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), obligations that should, under GAAP, be classified as liabilities on Parent’s and its Subsidiaries’ (which shall in call cases include Borrower) consolidated balance sheet, including all Indebtedness.”
5The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 12.2 thereof:

“    “Adjusted EBITDA” means, as determined in accordance with GAAP, (a) net income, plus (b) to the extent deducted in the calculation of net income, interest, taxes, depreciation and amortization, plus (c) to the extent deducted in the calculation of net income, non-cash stock-based compensation, as set forth on Borrower’s most recent consolidated balance sheet and income statement delivered to Bank pursuant to Section 5.3.”

“    “Advances” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line (including, for the avoidance of doubt, Non-Formula Advances).”

“    “Current Liabilities” are all obligations and liabilities of Borrower to Bank (including without limitation, all obligations and liabilities in connection with the Revolving Line), plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.”

“    “IP Agreement” is that certain Intellectual Property Security Agreement between Borrower and Bank dated as of the Effective Date, as may be amended, modified or restated from time to time.”

“    “Quick Assets” is, on any date, Parent’s, consolidated, unrestricted and unencumbered cash maintained with Bank and Borrower’s net billed accounts receivable.”

            and inserting in lieu thereof the following:
“    “Adjusted EBITDA” means, as determined in accordance with GAAP, calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income, (i) Interest Expense, (ii) depreciation amortization and impairment expense, (iii) income tax expense, (iv) non-cash stock-based compensation, (v) non-recurring expenses solely with respect to (A) Borrower’s calendar quarters ending June 30, 2023, September 30, 2023 and December 31, 2023, in an aggregate amount not to exceed $1,000,000.00 in any such calendar quarter and $2,500,000.00 in the aggregate for all addbacks for the calendar quarters ending June 30, 2023, September 30, 2023 and December 31, 2023 measured together, and (B) the fiscal year ending December 31, 2024, in an aggregate amount not to exceed $750,000.00 in any calendar quarter and $2,000,000.00 in the aggregate for all such addbacks in such fiscal year measured together, (vi) one (1) time expenses approved by Bank in writing in its sole discretion, and (vii) non-cash finance expenses, minus (c) fees and expenses related to capitalized software, plus (d) to the extent included in the calculation of Net Income, non-cash finance income.”
“    “Advances” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.”

“    “Current Liabilities” are, calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), all obligations and liabilities of Parent and its Subsidiaries (which shall in all cases include Borrower) to Bank (including without limitation, all obligations and liabilities in connection with the Revolving Line), plus, without duplication, the aggregate amount of Parent’s and its Subsidiaries (which shall in all cases include Borrower) Total Liabilities that mature within one (1) year.”
“    “IP Agreement” is, collectively, (a) that certain Intellectual Property Security Agreement between Innovid LLC and Bank dated as of the Effective Date, and (b) that certain Intellectual Property Security Agreement between TV Squared and Bank dated as of the Effective Date, in each case, as may be amended, modified or restated from time to time.”
“    “Quick Assets” is, on any date, (a) (i) calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), unrestricted and unencumbered cash maintained with Bank and (ii) Borrower’s cash maintained at financial institutions other than Bank, so long as such account is subject to a Control Agreement satisfactory to Bank in its sole discretion, plus (b) calculated on a consolidated basis with respect to Parent and its Subsidiaries (which shall in all cases include Borrower), net billed accounts receivable.”

B.Schedule I (LSA Provisions) to the Loan Agreement is deleted in its entirety and replaced with Schedule I (LSA Provisions) attached as Annex A hereto.

C.The Compliance Statement appearing as Exhibit A to the Loan Agreement is hereby deleted and replaced with the Compliance Statement attached as Schedule 1 hereto.
4.FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Twenty Thousand Dollars ($20,000.00), which fee shall be fully earned, due and payable on the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
5.PERFECTION CERTIFICATES.
A.Innovid LLC hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in that certain Perfection Certificate of Innovid LLC dated as of August 2, 2023 (the “Innovid LLC Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Innovid LLC provided to Bank in such Perfection Certificate have not changed, as of the date hereof.
B.TV Squared hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in that certain Perfection Certificate of TV Squared dated as of August, 2023 (the “TV Squared Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information TV Squared provided to Bank in such Perfection Certificate have not changed, as of the date hereof.
Borrower hereby acknowledges and agrees that all references in the Loan Agreement to the “Perfection Certificate” shall mean and include the Innovid LLC Perfection Certificate and the TV Squared Perfection Certificate referred to herein.
6.RATIFICATION OF IP SECURITY AGREEMENTS.
A.Innovid LLC hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Innovid LLC IP Security Agreement, and acknowledges, confirms and agrees that the Innovid LLC IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the Innovid LLC IP Security Agreement, and shall remain in full force and effect.
B.TV Squared hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the TV Squared IP Security Agreement, and acknowledges, confirms and agrees that the TV Squared IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the TV Squared IP Security Agreement, and shall remain in full force and effect.
7.CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
8.RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
9.RELEASE BY BORROWER.

A.FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.
B.In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
D.This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.
E.Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:
1Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3The terms of this Loan Modification Agreement are contractual and not a mere recital.

4This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.
10.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan

Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
11.COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
12.ELECTRONIC EXECUTION OF DOCUMENTS. The words “ execution,” “ signed,” “ signature” and words of like import in this Loan Modification Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
13.GOVERNING LAW. This First Loan Modification Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as of the date first written above.

BANK:

FIRST-CITIZENS BANK & TRUST COMPANY (SUCCESSOR BY PURCHASE TO THE FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, N.A. (AS SUCCESSOR TO SILICON VALLEY BANK))

By_/s/ Jaime Mariano_________________________
Name: Jaime E. Mariano
Title: Managing Director, Corporate Banking Credit
Solutions

BORROWER:

INNOVID LLC

By_/s/ Zvika Netter__________________________
Name: Zvika Netter
Title: President and Chief Executive Officer

TV SQUARED INC

By_/s/ Zvika Netter___________________________
Name: Zvika Netter
Title: Director

Annex A

SCHEDULE I
LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Revolving Line – Availability	Amounts borrowed under the Revolving Line may be prepaid or repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
1.4(a)(i) – Interest Payments – Advances	Interest on the principal amount of each Advance is payable in arrears (A) monthly on each Payment Date, (B) on the date of any prepayment and (C) on the Revolving Line Maturity Date.
1.4(b)(i) – Interest Rate – Advances
The outstanding principal amount of any Advance shall accrue interest at a floating rate per annum equal to the greater of (1) four and one-quarter of one percent (4.25%) and (2) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.4(a).

1.4(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year for any Credit Extension outstanding.
1.5(a) – Revolving Line Commitment Fee and Anniversary Fee
(a) A fully earned, non-refundable commitment fee of Forty Thousand Dollars ($40,000) on the Effective Date, and (b) an anniversary fee equal to Seventy Five Thousand Dollars ($75,000), which is due and payable on the earlier to occur of (i) each anniversary of the Effective Date, (ii) the termination of this Agreement, or (iii) the occurrence of an Event of Default, and shall be fully earned and non-refundable as of such date.

8.8 – Borrower Liability
Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

12.2 – “Borrower”
“Borrower” means, individually and collectively, jointly and severally, (i) Innovid LLC, a Delaware limited liability company with its principal place of business at 30 Irving Place 12th Floor New York, NY 10003 (“Innovid LLC”) and (ii) TV Squared Inc, a Delaware corporation with its principal place of business at 30 Irving Pl, Fl 12, New York, NY 10003 (“TV Squared”).

12.2 – “Effective Date”	“Effective Date” is August 4, 2022.
12.2 – “Payment Date”	“Payment Date” is with respect to Advances, the last calendar day of each month.
12.2 – “Prime Rate”
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

12.2 – “Prime Rate Margin”	“Prime Rate Margin” is one-quarter of one percent (0.25%).
12.2 – “Revolving Line”	“Revolving Line” is an aggregate principal amount equal to Fifty Million Dollars ($50,000,000).
12.2 – “Revolving Line Maturity Date”	“Revolving Line Maturity Date” is June 30, 2025.

SCHEDULE 1

EXHIBIT A
COMPLIANCE STATEMENT

TO:        SILICON VALLEY BANK,                    Date:
        a division of First-Citizens Bank & Trust Company
FROM:     INNOVID LLC and TV SQUARED INC

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, modified, supplemented and/or restated from time to time, the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes No
Quarterly financial statements (income statement, cash flow, and balance sheet)	Quarterly, when reported to the SEC
Annual financial statements (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Annual operating budgets, Capitalization table and projections	as soon as available, at least annually, and within 10 days following board approval, and as revised	Yes No
Copies of materials provided to the Board	at the same time it is delivered to the Board members	Yes No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”) ____________________________________________________________________________

Financial Covenants	Required	Actual	Complies

Maintain as indicated:
Adjusted Quick Ratio (at all times; tested monthly)	1.30:1.00	___:1.00	Yes No
Minimum Adjusted EBITDA (at all times; tested quarterly)	________*	$________	Yes No N/A**

*As set forth in Section 5.10(b) of the Agreement.
**Testing subject to Section 5.10(b) of the Agreement.

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated:    ____________________
I.    Adjusted Quick Ratio (tested monthly on a consolidated basis for Parent and its Subsidiaries (which shall in all cases include Borrower)) (Section 5.10 (a))
Required: > 1.30:1.00

Actual:

A.	Aggregate value of the unrestricted and unencumbered cash of Parent and its Subsidiaries (which shall in all cases include Borrower) maintained with Bank	$
B.	Aggregate value of Borrower’s cash maintained at financial institutions other than Bank, so long as such account is subject to a Control Agreement satisfactory to Bank in its sole discretion	$
C.	Aggregate value of the net billed accounts receivable of Parent and its Subsidiaries (which shall in all cases include Borrower)	$
D.	Quick Assets (the sum of lines A, B, and C)	$
E.	Aggregate value of obligations and liabilities of Parent and its Subsidiaries (which shall in all cases include Borrower) to Bank	$
F.	Aggregate value of liabilities of Parent and its Subsidiaries (which shall in all cases include Borrower) that matures within one (1) year	$
G.	Current Liabilities (the sum of line E and F)	$
H.	Adjusted Quick Ratio (line E divided by line G)

Is line H equal to or greater than the ratio set forth above?

          No, not in compliance              Yes, in compliance

II.    Adjusted EBITDA (tested monthly on a consolidated basis for Parent and its Subsidiaries (which shall in all cases include Borrower)) (Section 5.10 (b))
Required: See chart below

Period	Minimum Adjusted EBITDA
Calendar quarter ending on March 31, 2022	($3,500,000)
Calendar quarter ending on June 30, 2022	$750,000
Calendar quarter ending on September 30, 2022	$1,500,000
Calendar quarter ending on December 31, 2022	$3,000,000
Calendar quarter ending on March 31, 2023	($3,500,000)
Calendar quarter ending on June 30, 2023	($1,000,000)
Calendar quarter ending on September 30, 2023	$750,000
Calendar quarter ending on December 31, 2023	$750,000
Calendar quarter ending on March 31, 2024	($3,000,000)
Calendar quarter ending on June 30, 2024	$3,250,000
Calendar quarter ending on September 30, 2024	$750,000
Calendar quarter ending on December 31, 2024	$6,500,000

Actual:

A.	Net Income	$__________
B.	To the extent included in the determination of Net Income
	1. Interest Expense	$__________
	2. Income tax expense	$__________
	3. Depreciation expense	$__________
	4. Amortization and impairment expense	$__________
	5. Non-cash stock-based compensation	$__________

6. non-recurring expenses solely with respect to (a) Borrower’s calendar quarters ending June 30, 2023, September 30, 2023 and December 31, 2023, in an aggregate amount not to exceed $1,000,000.00 in any such calendar quarter and $2,500,000.00 in the aggregate for all addbacks for the calendar quarters ending June 30, 2023, September 30, 2023 and December 31, 2023 measured together, and (b) the fiscal year ending December 31, 2024, in an aggregate amount not to exceed $750,000.00 in any calendar quarter and $2,000,000.00 in the aggregate for all such addbacks in such fiscal year measured together
$__________
	7. One (1) time expenses approved by Bank in writing in its sole discretion	$__________
	8. Non-cash finance expenses	$__________
	9. The sum of lines 1 through 8	$__________
C.	Capitalized Software Costs	$__________
D.	Non-cash finance income	$__________
E.	Adjusted EBITDA (the sum of lines A and B, minus line C, minus Line D)	$__________

Is line E equal to or greater than _______*?

*As set forth in the chart above.

      No, not in compliance              Yes, in compliance __________ N/A**

** Testing subject to Section 5.10(b) of the Agreement.